Exhibit 14.1

TARANTELLA, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, SENIOR FINANCIAL OFFICERS AND

EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is critical that Tarantella, Inc. (“the Company”) file all documents with the Securities and Exchange Commission in an accurate and timely manner. Depending upon their position with the Company, some employees may be called upon to provide information to assure that the Company’s public reports are fair, accurate, complete and understandable. The Company expects all of its employees to take this responsibility very seriously, and to provide prompt and accurate answers to inquiries relating to the Company’s public disclosure requirements.

The Company’s Finance Department and its Chief Executive Officer bear a special responsibility for promoting integrity throughout the organization, with responsibilities to the Company’s shareholders both inside and outside of the Company. The Company’s Chief Executive Officer, Chief Financial Officer, Controller and all employees in the Finance Department have a responsibility to both adhere to these principles themselves and also to ensure that a culture exists throughout the Company that ensures the fair, accurate and timely reporting of the Company’s financial results and condition.

Because of the special responsibilities required of the Chief Executive Officer, Chief Financial Officer, Controller and all employees in the Finance Department, each of those individuals is bound by this Financial Code of Ethics, and hereby agrees that he or she will:

•	Act ethically and honestly, avoiding actual or apparent conflicts of interest between personal and professional relationships.

•	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communication.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage.

•	Share knowledge and maintain skills important and relevant to the Company’s shareholders’ needs.

•	Proactively promote and be an example of ethical behavior.

•	Achieve responsible use of and control over all assets and resources employed or entrusted.

•	Promptly report to the General Counsel and/or the Chairman of the Audit Committee any conduct that the individual believes to be a violation of this Code of Ethics, of law or of business ethics, or of any provision of the Employee Handbook, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

Violations of this Financial Officer Code of Ethics, including failure to report violations by others, will be treated as severe disciplinary matters that may result in personnel action, including termination of employment.

If you believe that a violation of the Financial Officer Code of Ethics has occurred, you may contact the following individuals by phone or email, or if you are concerned about maintaining anonymity, by utilizing the anonymous comments box at http://hr.tarantella.com/acctgcomments.html :

Thomas P. Rhodes	Robert McClure
Vice President, General Counsel	Audit Committee Chairman
Tarantella, Inc.	Tarantella, Inc.
425 Encinal Street	425 Encinal Street
Santa Cruz, CA 95060	Santa Cruz, CA 95060
trhodes@tarantella.com	rmm@unidot.com
(831) 427-7452

It is against the Company’s policy to retaliate against any employee for good faith reporting of violations of this Code.

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